Exhibit 10.23

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement (the “Agreement”) dated as of October 11, 2018, is among U.S. BANK NATIONAL ASSOCIATION, a national banking association (“Bank”) and SHIFT TECHNOLOGIES, INC., a Delaware corporation (“STI”) and SHIFT OPERATIONS LLC, a Delaware limited liability company (“SOL”), as co-obligors and co-borrowers and not as accommodation parties (unless otherwise specified herein, STI and SOL are each individually a “Borrower” and collectively the “Borrowers”).

ARTICLE 1. DEFINITIONS

In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes of this Agreement:

“Advance” means a loan advance made to a Borrower or on a Borrower’s behalf under the line of credit provided in this Agreement.

“Advance Date” means, with respect to any Advance for any Vehicle, the date the Advance was made by Bank to finance such Vehicle.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to a Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Business Day” means a day, other than a Saturday or a Sunday, on which Bank is open for commercial business.

“Change in Control” means, except pursuant to the Purchase Option Agreement or as otherwise permitted under the Lithia Loan Agreement, the occurrence of any event or transaction, including the sale or exchange of outstanding shares of any Borrower’s capital stock, or series of related events or transactions, resulting in (i) the holders of such outstanding capital stock immediately before consummation of such event or transaction, or series of related events or transactions, not, immediately after consummation of such event or transaction or series of related events or transactions, retaining, directly or indirectly, capital stock representing at least 50% of the voting power of the surviving Person of such event or transaction or series of related events or transactions, in each case without regard to whether such Borrower is the surviving Person, other than issuance of shares of STI preferred stock for cash (or conversion of debt) to investors pursuant to a bona fide round of equity financing in which STI issues and sells shares of its preferred stock, (ii) any Person or “group” (other than a Person that is a stockholder on September 12, 2018) obtaining “beneficial ownership” (as such terms are defined under Section 13d-3 of and Regulation 13D under the Securities Exchange Act of 1934), either directly or indirectly, of more than 50% of any Borrower’s outstanding capital stock having the right to vote for the election of directors under ordinary circumstances, other than issuance of shares of STI’s preferred stock for cash (or conversion of debt) to investors pursuant to a bona fide round of equity financing in which STI issues and sells shares of its preferred stock, or (iii) STI ceasing to own and control all of the economic and voting rights associated with all of the outstanding capital stock of its Subsidiaries. For purposes of this definition, “Purchase Option Agreement” means that certain Purchase Option Agreement dated on or about September 12, 2018 by and among Lithia, STI and the securityholders listed on Exhibit A thereto.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and only to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), including by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Expiration Date” means September 30, 2019, or such earlier date as may be applicable due to acceleration of Obligations in accordance with the terms of this Agreement.

“Financed Vehicles” means Vehicles with respect to which there is an outstanding Advance.

“GAAP” means generally accepted accounting principles as then in effect in the United States.

“Guarantor” means each Person who at any time executes a Guaranty for the benefit of Bank, including Lithia.

“Guaranty” means each guaranty of the Obligations which is executed by any Person, if any.

“Lithia” means Lithia Motors, Inc., an Oregon corporation.

“Lithia Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the date hereof by and among Bank, Lithia and Borrowers, as may be amended from time to time.

“Lithia Loan Agreement” means the Delayed Draw Term Loan Agreement, dated as of September 12, 2018, among the Borrowers and Shift Finance, LLC, as borrowers, and Lithia, as lender, as may be amended from time to time.

“Loan Documents” means this Agreement, the Security Documents, the Guaranty and any and all other agreements, notes, guaranties, security agreements, pledge agreements, mortgages, deeds of trust, assignments, subordination agreements and all other documents previously, concurrently or hereafter executed or delivered by any Person to or in favor of Bank evidencing, guarantying, securing or otherwise related to any of the Obligations or the Collateral.

“Loan Party” means each Borrower, each Guarantor, any Person granting collateral security for any or all of the Obligations, and any other Person executing any Loan Document.

“Monthly Payment Date” means the tenth day of each month.

“New Vehicle” means a Vehicle that has never been owned except by a manufacturer, distributor or dealer; has never been registered; has not been driven more than 500 total miles; and is of the current or immediately preceding model year.

“Obligations” means any and all of the following, in each case arising under the Loan Documents: all Advances and all of each Borrower’s debts (except for consumer credit if a Borrower is a natural person), liabilities, obligations, covenants, warranties, and duties to Bank and/or to any affiliate of Bank (including, without limitation, any credit card debt, but specifically excluding any type of consumer debt), whether now or hereafter existing or incurred, whether liquidated or unliquidated, whether absolute or contingent, and all other debts and obligations of each Borrower due Bank under any lease, agricultural, real estate or other financing transaction, and regardless of whether such obligations arise out of existing or future credit granted by Bank to any Borrower, to others guaranteed, endorsed or otherwise secured by any Borrower or any property of any Borrower or to any debtor-in-possession or other successor-in-interest of any Borrower, and including principal, interest, fees, expenses and charges relating to any of the foregoing, provided that “Obligations” shall exclude all Excluded Swap Obligations.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.

“Person” means any natural person, corporation, limited liability company, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

“Related Principal Portion” means, with respect to each Vehicle, the principal amount of the Advance made by Bank to finance that Vehicle.

“Sanctioned Country” means any country or territory which is itself the subject or target of any comprehensive Sanctions.

“Sanctioned Person” means (a) any Person or group listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person or group operating, organized or resident in a Sanctioned Country, (c) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, or (d) any Person 50% or more owned, directly or indirectly, by any of the above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Security Documents” means such security agreements, financing statements, pledge agreements, assignments, mortgages, deeds of trust and other documents and instruments which are given to Bank by any Borrower, any other Loan Party or any other Person to grant, preserve, protect and/or perfect Bank’s security interests in any and all property (real or personal) granted to Bank as collateral security for any or all of the Obligations.

“Seller Agreement” means any agreement between a Borrower and a distributor or other seller of Vehicles (including without limitation franchise agreements, distribution agreements, auction agreements and the like) involving, for any particular agreement, aggregate consideration payable to or by such Borrower in excess of $1,000,000 per month.

“Subordinated Debt” means indebtedness subordinated to the Obligations on terms and conditions satisfactory to Bank, including without limiting the generality of the foregoing, subordination of such indebtedness in right of payment to the prior payment in full of the Obligations, the subordination of the priority of any lien securing such indebtedness to Bank’s liens in the Collateral and the subordination of the rights of the holder of such indebtedness to enforce its junior lien following an event of default, pursuant to a written subordination agreement approved by Bank.

“Subsidiary” and “Subsidiaries” means, separately and collectively as the context requires, each and all entities in which any Borrower owns, directly or indirectly, at least a 50% equity interest.

“Supplemental Floor Plan Collateral” means any vehicles financed by any Supplemental Floor Plan Facility, and any identifiable cash proceeds or cash collateral related thereto, in which any Borrower has granted a lien pursuant to such Supplemental Floor Plan Facility.

“Supplemental Floor Plan Facility” means an additional asset-based vehicle floorplan facility (or facilities) having an aggregate capacity (subject to a borrowing base) not to exceed $20.0 million that is entered into by one or both Borrowers with another lender or lenders (other than Bank) in the event Bank does not provide the Incremental Increase as described in Sections 2.l(b) and (c) of this Agreement.

“swap” means any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Counterparty” means, with respect to any swap with Bank, any person or entity that is or becomes a party to such swap.

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act between Bank and one or more Swap Counterparties.

“Title Documents” means all manufacturers’ certificates of origin, manufacturers’ statements of origin, certificates of title, certificates of ownership and any other documents evidencing ownership of a Financed Vehicle or the transfer of ownership of a Financed Vehicle from a manufacturer or another dealer to a Borrower, and all warehouse receipts, bills of lading and other negotiable documents of title.

“Used Vehicle” means a Vehicle, other than a New Vehicle, that is of the current or one of the immediately preceding ten (10) model years.

“Valuation Guide” means the Kelley Blue Book Official Used Car Guide, NADA Official Used Car Guide, Black Book or other valuation guide acceptable to Bank.

“Vehicle” means an automobile or truck with a gross vehicle weight of no more than 16,000 pounds, which satisfies the following requirements:

(a)	The vehicle is owned by a Borrower, subject to a first priority perfected security interest in favor of Bank, and free of any title defects, liens, security interests, leases, bailments, consignments or other interests of any Person other than Bank, except as agreed by Bank in writing.

(b)	Unless the vehicle is in transit from the seller, it is permanently located at locations which a Borrower has disclosed to Bank and which are acceptable to Bank. If the vehicle is in transit from a seller, then upon receipt by a Borrower it will be permanently located at one of such locations.

(c)	The vehicle is held for sale or lease in the ordinary course of a Borrower’s business.

(d)	The vehicle is undamaged and of good and merchantable quality.

ARTICLE 2. FLOORING LINE OF CREDIT

2.1 Commitment; Incremental Increase.

(a)	During the Availability Period (defined below), and subject to the terms and conditions of this Agreement, Bank will make revolving loan Advances, provided that the aggregate unpaid principal amount of all Advances at any one time outstanding shall not exceed $30,000,000 (the “Commitment”). Subject to the terms and conditions of this Agreement, Borrowers may borrow, prepay and repay and reborrow the Advances. Advances may be prepaid in part or in full at any time without charge, penalty or premium.

(b)	Provided there exists no default under this Agreement, upon prior written notice to Bank, Borrowers may request a one-time increase in the Commitment by an amount equal to $20,000,000 (the “Incremental Increase”); provided that (i) Bank shall have agreed to provide such Incremental Increase (it being understood by the Borrowers that Bank shall not have any obligation to provide the Incremental Increase), (ii) in no event shall the aggregate Commitment (after taking into account the Incremental Increase) exceed $50,000,000, (iii) Borrowers shall have submitted a business plan in form and substance acceptable to Bank in its sole discretion, specifically outlining the proposed new market expansion, (iv) Guarantor shall have consented to the Incremental Increase, and (v) contemporaneously with requesting the Incremental Increase, Borrowers shall certify to the Bank that immediately before and immediately after giving effect to the Incremental Increase, (A) Borrowers are in compliance with all of the terms, provisions, covenants and conditions contained in this Agreement and the other Loan Documents and (B) no default under this Agreement has occurred and is continuing. This Agreement will be amended by Borrowers and Bank to reflect the revised Commitment pursuant to amendment documents (including, without limitation, the consent of Guarantor) in form and substance satisfactory to the Bank.

(c)	In the event Bank does not provide the Incremental Increase within 45 calendar days following satisfaction of the requirements set forth in clause (b)(ii) through (v) above as determined in Bank’s sole discretion and with respect to clause (b)(i) above, Bank has elected to not provide the Incremental Increase, Bank will cooperate in good faith with any lender or lenders providing the Supplemental Floor Plan Facility by entering into an intercreditor agreement or intercreditor agreements with such lenders in form and substance satisfactory to Bank in its reasonable discretion.

2.2 Availability Period. “Availability Period” means the period from the date of this Agreement to, but not including, the earlier of (a) the Expiration Date or (b) the date on which Bank’s obligation to make Advances hereunder is terminated pursuant to the terms of this Agreement.

2.3 Purpose of Advances. Advances may be made and used only to finance, or reimburse, Borrowers for the purchase of the following types of Used Vehicles, on the following terms.

(a)	The principal amount of Advances made to finance Used Vehicles shall not exceed $30,000,000 outstanding at any one time.

(b)	No Advance to finance Used Vehicles shall exceed an amount equal to:

(i)	for Used Vehicles that are of the current or one of the immediately preceding seven (7) model years, (A) 100% of a Borrower’s actual documented acquisition cost for such Used Vehicles purchased at an auction; or (B) 100% of the wholesale value of such Used Vehicles, as determined by Bank with reference to an acceptable Valuation Guide, for such other Used Vehicles;

(ii)	for Used Vehicles that are of the eighth (8th) immediately preceding model year (A) 75% of a Borrower’s actual documented acquisition cost for such Used Vehicles purchased at an auction; or (B) 75% of the wholesale value of such Used Vehicles, as determined by Bank with reference to an acceptable Valuation Guide, for such other Used Vehicles; and

(iii)	for Used Vehicles that are of the ninth (9th) and tenth (10th) immediately preceding model years (A) 50% of a Borrower’s actual documented acquisition cost for such Used Vehicles purchased at an auction; or (B) 50% of the wholesale value of such Used Vehicles, as determined by Bank with reference to an acceptable Valuation Guide, for such other Used Vehicles.

Without limitation of the above provisions, no Borrower will request any Advances, and no Borrower shall use, and each Borrower shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, any Advances (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (ii) in any manner that would result in the violation of any applicable Sanctions.

2.4 Requests for Advances. Bank’s obligation to make any Advances is subject to all of the terms and conditions of this Agreement. A Borrower may request an Advance to be deposited into such Borrower’s deposit account(s) with Bank (i) in writing, (ii) by telephone promptly confirmed in writing, or (iii) using Bank’s internet based Dealer Access System service (provided that use of such service shall be subject to the terms of an agreement between the applicable Borrower(s) and Bank). Bank will (unless Bank determines that any applicable condition specified in Section 4 has not been satisfied) make the Advance to Borrowers within five (5) Business Days of such request. Requests for Advances to be deposited or forwarded elsewhere shall be in writing in such form and containing such information as Bank may require from time to time. Each Borrower has the responsibility for ensuring that representatives of such Borrower contacting Bank to request Advances or submitting written requests for Advances are authorized. Bank shall be entitled to act on the instructions of anyone identifying himself or herself as authorized to request Advances and each Borrower shall be bound thereby in the same manner as if the person were actually so authorized. Bank is authorized to credit any of a Borrower’s accounts with Bank (or any account a Borrower designates in writing) for Advances made to such Borrower. A Borrower’s failure to confirm any telephonic request or otherwise comply with the provisions of this Section 2.4 shall not in any manner affect the obligation of such Borrower to repay such Advance in accordance with the terms of this Agreement. Each Borrower agrees not to hold Bank liable for any errors or misunderstanding in complying with any written or oral directions for Advances; and each Borrower agrees to indemnify and hold the Bank harmless from any and all claims, damages, liabilities, losses, costs and expenses (including attorneys’ fees) which may arise or be created by the acceptance of instructions (telephonic or otherwise) for making Advances by wire transfer or otherwise, or for application of payments.

2.5 Advances in Excess of Limitations. Bank shall have no obligation whatsoever, and Bank has no present intention, to make any Advance after the Expiration Date or which would cause the principal amount outstanding under this Agreement to exceed the Commitment or any of the limitations stated in this Agreement. Notwithstanding the foregoing, Bank may from time to time, in its sole and absolute discretion, make an Advance after the Expiration Date or which would cause the principal amount of Advances outstanding under this Agreement to exceed the Commitment or any of the limitations stated in this Agreement. Each Borrower is and shall be and remain unconditionally liable to Bank for, and each Borrower promises to pay to the order of Bank, the amount of all Advances hereunder, including without limitation Advances in excess of the Commitment or any of such limitations and Advances made after the Expiration Date. Immediately upon Bank’s demand, each Borrower shall pay to Bank the amount of (a) any Advances in excess of the Commitment or any limitation contained in this Agreement, and (b) any Advances made after the Expiration Date, together with interest on the principal amount of such Advances, for so long as such Advances are outstanding, at the interest rate from time to time in effect for such Advances.

2.6 Authorization. Each Borrower authorizes Bank (a) to furnish information about the lines of credit provided by this Agreement to each manufacturer or distributor of financed Vehicles, and (b) to advise each such manufacturer or distributor of any change or termination which may occur with respect to said lines of credit.

2.7 Record of Advances. All Advances and payments hereunder shall be recorded on Bank’s books, which shall be rebuttable presumptive evidence of the amount of such Advances outstanding at any time hereunder. Bank will account monthly as to all Advances and payments hereunder and each monthly accounting will be fully binding on each Borrower absent manifest error or unless such Borrower provides Bank with a verifiable listing of exceptions. Notwithstanding any term or condition of this Agreement to the contrary, the failure of Bank to record the date and amount of any Advance shall not limit or otherwise affect the obligation of a Borrower to repay any such Advance. Bank, in its sole and absolute discretion, may require each Borrower, and each Borrower agrees upon any such requirement, to execute and deliver to Bank one or more promissory notes to evidence the Advances. Whether or not any promissory notes are so required or executed or delivered, each Borrower promises to pay the Advances, all interest thereon, and all other Obligations under this Agreement pursuant to the terms hereof.

2.8 Interest Rate and Payment Schedule. Borrowers shall pay interest on the outstanding principal balance of each Advance at the rates and according to the schedule set forth below; provided, however, in no event will the interest rate hereunder exceed that permitted by applicable law. If any interest or other charge is finally determined by a court of competent jurisdiction to exceed the maximum amount permitted by law, the interest or charge shall be reduced to the maximum permitted by law, and Bank may credit any excess amount previously collected against the balance due or refund the amount to Borrowers.

(a)	Interest Rate. Unless the Default Rate is applicable, interest on Advances shall accrue at an annual rate equal to the LIBOR Rate plus 2.00%.

“LIBOR Rate” means the greater of (a) zero percent (0%) and (b) the one-month LIBOR rate quoted by Bank from Reuters Screen LIBOR0l Page or any successor thereto which may be designated by Bank as provided below, which shall be that one-month LIBOR rate in effect two New York Banking Days prior to the Reprice Date, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, and such rate to be reset monthly on each Reprice Date. The term “New York Banking Day” means any date (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York. The term “Reprice Date” means the first day of each month. If the initial advance under this Note occurs other than on the Reprice Date, the initial one-month LIBOR rate shall be that one-month LIBOR rate in effect two New York Banking Days prior to the date of the initial advance, which rate plus the percentage described above shall be in effect until the next Reprice Date. Bank’s internal records of applicable interest rates (including without limitation Bank’s designation of any successor interest rate index if the rate index described above shall become temporarily unavailable or shall cease to exist) shall be determinative in the absence of manifest error.

(b)	Interest Payment Schedule. Interest payments shall be made monthly in an amount equal to all interest accrued during the prior calendar month. Such interest payments shall be made each Monthly Payment Date commencing with the Monthly Payment Date in the month immediately following the month this Agreement is executed and continuing thereafter. All accrued interest outstanding on the Expiration Date is due and payable in full on the Expiration Date.

(c)	Interest Computation. Interest will be computed for the actual number of days principal is unpaid, using a daily factor obtained by dividing the stated interest rate by 360.

(d)	Default Interest. During the existence of any default hereunder, Bank may, at its option and subject to applicable law, increase any and all interest rates applicable hereunder to a per annum rate equal to 5% plus the interest rate otherwise payable hereunder (the “Default Rate”). Notwithstanding the foregoing and subject to applicable law, upon the occurrence of a default by any Borrower involving bankruptcy, insolvency, receivership proceedings or an assignment for the benefit of creditors, the interest rates applicable hereunder shall automatically increase to the applicable Default Rate.

2.9 Principal Payments. In addition to any other principal payments required by any promissory note, Borrowers will repay the entire outstanding principal amount of Advances on the Expiration Date, and also will repay Advances as follows:

(a)	Sales of Vehicles. Borrowers shall pay to Bank the entire Related Principal Portion for each financed Vehicle by 5 Business Days following the date of sale of such Vehicle.

(b)	Unsold Vehicles. Borrowers shall pay to Bank the entire Related Principal Portion for any Used Vehicle not previously sold on the first Monthly Payment Date which is at least 6 months after the Advance Date for such Used Vehicle.

(c)	Deemed Sales. If a Deemed Sale of a Vehicle occurs, Borrowers shall pay to Bank the Related Principal Portion for such Vehicle no later than 5 Business Days following the date of the Deemed Sale. A “Deemed Sale” means any of the following:

(i)	A Borrower disposes of a Vehicle by trade with another dealer or other disposition, other than a sale in the ordinary course of such Borrower’s business, regardless of whether any payment is due to be made by or to such Borrower in respect of such trade or other disposition.

(ii)	The Vehicle ceases to meet the criteria contained in the definition of Vehicle in this Agreement.

(iii)	A Vehicle ceases to meet the criteria contained in the applicable definition for such type of Vehicle in this Agreement.

(iv)	Bank provides Borrowers with notice of its determination that the fair market value of a Vehicle has significantly declined, regardless of the reason.

2.10 Fees and Charges

(a)	Late Payment Fee. Subject to applicable law, if any payment is not made on or before its due date (other than payments of the entire outstanding principal amount of the Advances due on the Expiration Date), Bank may collect a delinquency charge of 5% of the amount that is due and unpaid. Collection of the late payment fee shall not be deemed to be a waiver of Bank’s right to declare a default hereunder.

2.11 PR Account. In addition to any payments otherwise required by or prepayments otherwise permitted by this Agreement, a Borrower may reduce the principal balance outstanding under this Agreement by means of a flooring line principal reduction account (the “PR Account”). At a Borrower’s request, Bank will establish for such Borrower a PR Account for the sole purpose of recording voluntary reductions in principal under this Agreement. The PR Account is not a deposit account, and no Borrower shall have right or interest in any balance in such account, except as expressly provided in this Section 2.11. The PR Account is subject to the following provisions:

(a)	PR Account Payments. A Borrower, at its discretion, may make payments to the PR Account at any time subject to the provisions of subsections (c) and (f) of this Section 2.11 and further subject to the following conditions:

(i)	All payments into the PR Account must be made as transfers of collected funds from a deposit account of Borrower with Bank.

(ii)	Payments into the PR Account must be in amounts of at least $100,000.

(iii)	The total balance in the PR Account may not exceed 50% of the aggregate outstanding Related Principal Portion for Used Vehicles calculated on a daily basis. If the amount in the PR Account exceeds the maximum amount permitted hereunder, Bank is authorized to make a PR Account Advance (defined below) in the amount of any such excess and deposit such amount in any of such Borrower’s deposit accounts with Bank.

(b)	PR Account Advances. A Borrower may re-borrow any balance in the PR Account as an advance (a “PR Account Advance”) at any time during the term of this Agreement, subject to the provisions of subsections (c) and (f) of this Section 2.11 and further subject to the following conditions:

(i)	No default shall have occurred and be continuing under this Agreement.

(ii)	PR Account Advances shall be requested in accordance with the provisions of Section 2.4, “Requests for Advances”.

(iii)	PR Account Advances must be in amounts of at least $100,000, except a Borrower may request a PR Account Advance in the amount of the remaining balance in the PR Account if the remaining balance is less than $100,000; provided, however, that PR Account Advances made by Bank pursuant to subsections (a) and (f) of this Section 2.11 shall not be so limited.

(c)	Limitation on Transactions in PR Account. The total number of payments to and advances from the PR Account shall not exceed 8 transactions per calendar month in the aggregate. If Bank allows transactions in excess of such limitation in any given calendar month, Bank may charge a per transaction fee of $100 for each transaction in excess of such limitation. Bank is authorized to charge such fee against any deposit account of Borrower with Bank.

(d)	Application of PR Account Balance. The balance in the PR Account shall be applied to reduce the outstanding aggregate Related Principal Portion for Used Vehicles for the purpose of computation of interest only, and shall in no way limit or modify the principal payment requirements set forth elsewhere in this Agreement. Notwithstanding any other provision in this Section 2.11, the balance in the PR Account may not be used to reduce any principal amount outstanding for purposes of determining any remaining availability under any line of credit under this Agreement or any of the other limitations stated in this Agreement.

(e)	Record of PR Account. All payments into the PR Account and all PR Account Advances shall be recorded on Bank’s books; and monthly account statements shall be provided in accordance with the provisions of Section 2.7, “Record of Advances”.

(f)	Termination of PR Account. Bank and, provided that no default under this Agreement has occurred and is continuing, Borrowers may terminate this Section 2.11 at any time by providing at least 5 calendar days written notice to the other. In addition, Bank may terminate this Section 2.11 without prior notice upon the occurrence (or at anytime during the continuation) of a default under this Agreement. Provided that no default exists under this Agreement, upon termination of this Section 2.11, Bank shall make a PR Account Advance in an amount equal to the balance in the PR Account and deposit such amount in any of a Borrower’s deposit accounts with Bank. If a default has occurred and is continuing, then upon termination of this Section 2.11, no Borrower shall have further right to receive any PR Account Advances and Bank may apply the balance in the PR Account to the Obligations in any manner or order that Bank, in its sole discretion, may determine.

2.12 Capital Adequacy; Yield Protection. Except to the extent the following are taken into account in determining the LIBOR Rate, if there shall occur any adoption or implementation of, or change to, any Regulation, or interpretation or administration thereof, which shall have the effect of imposing on Bank (or Bank’s holding company) any increase or expansion of or any new: tax (excluding taxes on its overall income and franchise taxes), charge, fee, assessment or deduction of any kind whatsoever, or reserve, capital adequacy, special deposits or similar requirements against credit extended by, assets of, or deposits with or for the account of Bank or other-conditions affecting the extensions of credit under this Agreement; then Borrowers shall pay to Bank such additional amount as Bank deems necessary to compensate Bank for any increased cost to Bank attributable to the extension(s) of credit under this Agreement and/or for any reduction in the rate of return on Bank’s capital and/or Bank’s revenue attributable to such extension(s) of credit. As used above, the term “Regulation” shall include any federal, state or international law, governmental or quasi-governmental rule, regulation, policy, guideline or directive (including but not limited to the Dodd-Frank Wall Street Reform and Consumer Protection Act and enactments, issuances or similar pronouncements by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices or any similar authority and any successor thereto) that applies to Bank. Bank’s determination of the additional amount(s) due under this paragraph shall be binding in the absence of manifest error, and such amount(s) shall be payable within 15 days of demand and, if recurring, as otherwise billed by Bank, which billing or demand shall include a reasonable explanation of the charges.

ARTICLE 3. SECURITY INTEREST; COLLATERAL

3.1 Grant of Security Interest. To secure the payment and performance of all Obligations, each Borrower hereby grants a security interest in and collaterally assigns the Collateral (defined below) to Bank. The intent of the parties hereto is that the Collateral secures all Obligations.

3.2 Collateral. “Collateral” means all of the following property of each Borrower, whether now owned or existing or hereafter acquired and wherever located: all inventory (including, without limitation, all Vehicles, automobiles, trucks and other motor vehicles of whatever make, model and description, trade ins, repossessions and inventory held for display or demonstration purposes); equipment; fixtures, investment property; letter of credit rights; letter of credit proceeds; accounts; instruments; documents; chattel paper; general intangibles; deposit accounts; contract rights and other rights to payment; leases, rebates, credits, factory holdbacks, incentive payments and other payments from any manufacturer, factory or distributor. In addition, “Collateral” includes all the following, whether now owned or hereafter acquired, whether now existing or hereafter arising and wherever located: all attachments, accessions, accessories, tools, parts, supplies, increases, and additions to and all replacements of and substitutions for any property described in this Collateral section; all products and produce of any of the property described in this Collateral section; all proceeds (including insurance proceeds) of any of the property described in this Collateral section; and all records and data relating to any of the property described in this Collateral section, whether in the form of a writing, photograph, microfilm, microfiche, or electronic media, together with Borrower’s right, title and interest in and to all computer software required to utilize, create, maintain, and process any such records or data on electronic media. Terms not otherwise defined in this Collateral section shall have the meanings attributed to such terms in the Uniform Commercial Code, as adopted in the state whose law governs this Agreement and as amended from time to time.

Notwithstanding the foregoing, the Collateral does not include (i) any property that is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the UCC), (ii) any property that the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, (iii) any property that constitutes the capital stock of a subsidiary that is not an entity organized under the laws of the United States or any state thereof, in excess of sixty five percent (65%) of the voting power of all classes of capital stock of such subsidiary, or (iv) any United States intent-to-use trademark or service mark application to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark or service mark application under United States federal law.

3.3 Lithia Intercreditor Agreement. Bank’s rights and remedies with respect to the Collateral are subject to the Lithia Intercreditor Agreement and any intercreditor agreement covering a Supplemental Floor Plan Facility and, notwithstanding anything to the contrary in this Agreement, Borrowers shall not be required to take any action that is inconsistent with the terms of the Lithia Intercreditor Agreement or any intercreditor agreement covering a Supplemental Floor Plan Facility.

3.4 Release of Collateral upon Payment of Obligations. At such time as the Commitment has terminated and all Obligations (other than inchoate indemnity obligations) have been paid in full in cash, (i) all rights to the Collateral shall automatically revert to the applicable Borrower, (ii) this Agreement, all other Loan Documents, and all guarantees and other obligations (other than those expressly stated to survive such termination) of each Borrower shall terminate, and (iii) at the request of any Borrower, and at the sole expense of such Borrower, Bank shall (x) promptly deliver to such Borrower any Collateral of such Borrower held by Bank hereunder and (y) execute and deliver to such Borrower such documents as such Borrower may reasonably request to evidence such termination (including, without limitation, UCC-3 amendments and terminations, which such Borrower shall be authorized to file at such time).

ARTICLE 4. CONDITIONS

4.1 Initial Conditions. Bank shall have no obligation to make the initial Advance until each of the following conditions (each an “Initial Condition”) has been satisfied:

(a)	Receipt by Bank of:

(i)	Executed originals of this Agreement, the Security Documents, the Guaranty, and any other Loan Document required by Bank, all in form and content satisfactory to Bank.

(ii)	All evidence of insurance, and if required by Bank, copies of all leases covering any real property leased by a Borrower as lessee.

(iii)	All organizational documents, resolutions, authorizations and information Bank requests relating to the authority for and validity of this Agreement and the other Loan Documents, the due organization, valid existence, qualification to do business and good standing of the Loan Parties, and any other related matters.

(iv)	Such additional documents and information (including, if required by Bank, attorney opinion letters) as Bank reasonably requires, each in form and content satisfactory to Bank, and evidence that each Loan Party has satisfied such additional requirements, as Bank reasonably requires.

(v)	All fees and expenses required to have been paid prior to the initial Advance hereunder, if any.

(vi)	An executed Lithia Intercreditor Agreement in form and substance satisfactory to Bank.

(b)	Bank has a valid and perfected security interest in the Collateral, subject only to Permitted Liens (defined below) and has received satisfactory evidence of perfection and the priority of its security interest, including without limitation such Uniform Commercial Code and other searches, signed termination statements and other filings as it deems appropriate.

(c)	Bank has conducted such audits of the Collateral as it requires, the results of which are satisfactory to Bank.

(d)	Bank has received copies of any Seller Agreements which it has requested and has received such evidence as it requires that all Seller Agreements which are necessary for the conduct of a Borrower’s business, are in full force and effect.

(e)	Each Loan Party has satisfied any other requirements reasonably required by Bank.

(f)	Upon the reasonable request of Bank made at least ten days prior to the closing date, each Borrower shall have provided to Bank the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five days prior to the closing date.

(g)	At least five days prior to the closing date, if any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, such Borrower shall deliver a Beneficial Ownership Certification in relation to Borrower.

4.2 Conditions to each Advance. Bank’s agreement to make any Advance (including the initial Advance) is subject to satisfaction of the following conditions on the date such Advance is to be made.

(a)	All Initial Conditions have been satisfied.

(b)	No default has occurred or will exist under this Agreement or any other Loan Document after the making of the Advance.

(c)	The representations and warranties in this Agreement are true and correct as of such date (excluding, after the closing date, the representation and warranty set forth in Section 5.1(b).

(d)	Receipt by Bank of such documents and information as Bank reasonably requires including without limitation the following:

(i)	For Advances made to finance previously owned Used Vehicles purchased at an Auction. Invoice or auction receipt covering such Vehicle.

(ii)	For Advances made to finance other previously owned Used Vehicles. Copy of certificate of ownership or title showing a release by the previous registered and legal owners and all security interest holders for the Vehicle, and acceptable evidence of the wholesale value of such Vehicle, determined with reference to an acceptable Valuation Guide.

ARTICLE 5. WARRANTIES AND COVENANTS

In addition to all other warranties and covenants of Borrowers under the other Loan Documents, all of which are expressly incorporated herein as part of this Agreement; and while any part of any credit granted to Borrowers is available or any Obligations are unpaid or outstanding, each Borrower, as applicable, continuously warrants and agrees as set forth below. Each request by a Borrower for an Advance shall be its representation and warranty that (a) such Advance may be made without exceeding any applicable maximum amount permitted by this Agreement, (b) no default has occurred or will exist under this Agreement or any other Loan Document after the making of such Advance, and (c) all representations and warranties set forth in this Agreement and all other Loan Documents are true, accurate and complete as of, and are deemed made as of, the date of such request.

5.1 Accuracy of Information.

(a)	All information, certificates or statements given to Bank pursuant to this Agreement and the other Loan Documents, when taken as a whole, will be true and complete when given.

(b)	As of the closing date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

5.2 Organization; Authority; Validity of Obligations; Litigation. If a Borrower is not an individual, such Borrower is duly organized, validly existing, duly qualified and in good standing under the laws of its state of organization and in each jurisdiction where qualification is required, and has all requisite power and authority, corporate or otherwise, and possesses all licenses necessary, to conduct its business and own its properties. The execution, delivery and performance of this Agreement and the other Loan Documents (i) are within each Borrower’s power; (ii) have been duly authorized by all appropriate entity action; (iii) do not require the approval of any governmental agency, other entity or Person; and (iv) will not violate any law, agreement or restriction by which such Borrower or its property is bound. This Agreement and the other Loan Documents to which each Borrower is a party are the legal, valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their terms. There is no litigation or administrative proceeding threatened or pending against any Borrower which could reasonably be expected to have a material adverse effect on such Borrower’s financial condition or its property.

5.3 Existence; Business Activities; Assets. Each Borrower will (i) preserve its organizational existence, rights and franchises; (ii) not make any material change in the nature or manner of its business activities; (iii) not liquidate, dissolve, merge or consolidate with or into another entity or change its form of organization or change to or from any form of limited liability entity, and (iv) not sell, lease, transfer or otherwise dispose of all or substantially all of its assets or acquire all or substantially all of the assets or the business of any Person.

5.4 Use of Proceeds; Margin Stock; Speculation. Advances by Bank will be used exclusively by Borrowers for the purposes set forth in this Agreement. No Borrower will use any of the loan proceeds to purchase or carry “margin” stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System). No part of any of the proceeds will be used for speculative investment purposes, including, without limitation, speculating or hedging in the commodities and/or futures market.

5.5 Environmental Matters. Except as disclosed in a written schedule attached to this Agreement (if no schedule is attached, there are no exceptions), there exists no, and no Borrower will permit to exist any, uncorrected violations by such Borrower of any federal, state or local laws (including statutes, regulations, ordinances or other governmental restrictions and requirements) relating to the discharge of air pollutants, water pollutants or process waste water or otherwise relating to the environment or Hazardous Substances as hereinafter defined, whether such laws currently exist or are enacted in the future (collectively “Environmental Laws”). The term “Hazardous Substances” means any hazardous or toxic wastes, chemicals or other substances, the generation, possession or existence of which is prohibited or governed by any Environmental Laws. No Borrower is subject to any judgment, decree, order or citation, or a party to (or threatened with) any litigation or administrative proceeding, which asserts that such Borrower (i) has violated any Environmental Laws; (ii) is required to clean up, remove or take remedial or other action with respect to any Hazardous Substances (collectively “Remedial Action”); or (iii) is required to pay all or a portion of the cost of any Remedial Action, as a potentially responsible party. There are not now, nor to any Borrower’s knowledge after reasonable investigation have there ever been, any Hazardous Substances (or tanks or other facilities for the storage of Hazardous Substances) stored, deposited, recycled or disposed of on, under or at any real estate owned or occupied by any Borrower during the periods that any Borrower owned or occupied such real estate, which if present on the real estate or in soils or ground water, could require Remedial Action. To each Borrower’s knowledge, there are no proposed or pending changes in Environmental Laws which would adversely affect such Borrower or its business, and there are no conditions existing currently or likely to exist while the Loan Documents are in effect which would subject such Borrower to Remedial Action or other liability. Each Borrower currently complies with and will continue to timely comply with all applicable Environmental Laws; and will provide Bank, immediately upon receipt, copies of any correspondence, notice, complaint, order or other document from any source asserting or alleging any circumstance or condition which requires or may require a financial contribution by Borrower or Remedial Action or other response by or on the part of such Borrower under Environmental Laws, or which seeks damages or civil, criminal or punitive penalties from such Borrower for an alleged violation of Environmental Laws.

5.6 Compliance with Laws. Each Borrower and each of its Subsidiaries is in compliance and will continue to comply with all Anti-Corruption Laws and applicable Sanctions. Each Borrower and each of its Subsidiaries are in compliance and will continue to comply with all other laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, and has all permits, licenses and approvals required by such laws, copies of which have been provided to Bank, in each case except where non-compliance cannot reasonably be expected to result in a material adverse effect on such Borrower or Subsidiary.

5.7 Restriction on Indebtedness. No Borrower will create, incur, assume or have outstanding any indebtedness for borrowed money (including capitalized leases) except Permitted Indebtedness. “Permitted Indebtedness” means, with respect to any Borrower (i) any indebtedness owing to Bank, (ii) any other indebtedness outstanding on the date hereof and disclosed on Schedule 5.7, (iii) Debt incurred for the acquisition of services, supplies or inventory on normal trade credit in the ordinary course of business, (iv) indebtedness under the Lithia Loan Agreement, (v) indebtedness incurred under any Supplemental Floor Plan Facility, (vi) Subordinated Debt; (vii) reimbursement obligations under corporate credit cards incurred in the ordinary course of business in an aggregate amount outstanding not to exceed $300,000 at any time; (viii) reimbursement obligations with respect to letters of credit issued as security for any Borrower’s dealers licenses; provided that the reimbursement obligations for such letters of credit shall not exceed $500,000 in the aggregate at any time, (ix) reimbursement obligations with respect to letters of credit issued as security for any Borrower’s obligations under leases of real property; provided that the reimbursement obligations for such letters of credit shall not exceed $500,000 in the aggregate at any time, (x) indebtedness secured by purchase money liens permitted by clause (n) of the definition of “Permitted Liens” set forth in Section 5.25 of this Agreement in an aggregate amount not exceeding $300,000 outstanding at any time; (xi) extensions, refinancings, modifications, amendments and restatements of any item of indebtedness permitted under clauses (i) through (xi) above, provided that the principal amount thereof is not increased; (xii) indebtedness owing to any Borrower by any other Borrower or to Shift Finance, LLC; (xiii) indebtedness appearing as a claims reserve (or similar term) on the balance sheet of STI and its Subsidiaries, which represents amounts which have been received but which will be expended to pay warranty, return and service claims by customers of STI; and (xiv) other indebtedness in an aggregate amount not exceeding $500,000 outstanding at any time.

5.8 Restriction on Contingent Liabilities. No Borrower will guarantee or become a surety or otherwise contingently liable for any obligations of others, except (i) guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business; (ii) guaranties provided in the ordinary course of business that do not guarantee indebtedness, (iii) guaranties permitted under Section 5.20 of this Agreement, and (iv) reimbursement obligation in favor of Lithia in connection with the applicable Guaranty of the Borrowers’ Obligations hereunder or Lithia’s guaranty of any Supplemental Floor Plan Facility.

5.9 Insurance. Each Borrower will maintain insurance to such extent, covering such risks and with such insurers as is satisfactory to Bank, including insurance for fire and other risks insured against by extended coverage, public liability insurance and workers’ compensation insurance; and will designate Bank as loss payee with a “Lenders Loss Payable” endorsement on any casualty policies and take such other action as Bank may reasonably request to ensure that Bank will receive (subject to no other interests) the insurance proceeds on Bank’s Collateral. Each Borrower hereby assigns all insurance proceeds to and irrevocably directs, while any Obligations remain unpaid, any insurer to pay to Bank the proceeds of all such insurance and any premium refund; and authorizes Bank to endorse such Borrower’s name to effect the same, to make, adjust or settle, in such Borrower’s name, any claim on any insurance policy relating to the Collateral; and, at the option of Bank, to apply such proceeds and refunds to the Obligations or to restoration of the Collateral, returning any excess to Borrowers, as applicable.

5.10 Taxes and Other Liabilities. Each Borrower has filed and will continue to file all tax returns required to be filed or filed appropriate extensions for the filing of such returns. Each Borrower will pay and discharge, when due, all of its taxes, assessments and other liabilities, except when the payment thereof is being contested in good faith by appropriate procedures which will effectively stay foreclosure of liens securing such items during the period of such contest, and with adequate reserves provided therefor.

5.11 Financial Statements and Reporting. The financial statements and other information previously provided to Bank or provided to Bank in the future are or will be complete and accurate in all material respects and, except as otherwise provided herein, prepared in accordance with GAAP. There has been no material adverse change in any Borrower’s financial condition since such information was provided to Bank. Each Borrower will (i) maintain accounting records in accordance GAAP consistently applied throughout the accounting periods involved, (ii) provide Bank with such information concerning the business affairs and financial condition of the Borrowers (including, without limitation, insurance coverage and agreements with manufacturers, distributors, wholesalers or other sellers of Vehicles) as Bank may reasonably request and (iii) upon request and with such frequency as Bank may require, provide Bank with a report containing a listing of all Financed Vehicles by serial number, the number of days it has remained unsold and its Advance Date. In addition, Borrowers shall deliver to Bank each of the following:

(a)	Within 45 calendar days after the end of each fiscal month, Borrowers’ internally prepared consolidated balance sheet and income statement as of the end of and for such fiscal month, and for the fiscal year to date;

(b)	Within 60 calendar days after the end of each fiscal quarter, Borrowers’ internally prepared consolidated balance sheet and income statement as of the end of and for such fiscal quarter, and for the fiscal year to date;

(c)	Within 120 calendar days after the end of each fiscal year of Borrowers, a complete copy of the federal tax return for Borrowers, including all exhibits, K-1’s, schedules and attachments, or, if Borrower has filed a request for extension of the filing date, a copy of each request for extension of the filing date, provided that that such extended tax return is filed no later than October 15 of such fiscal year, with a copy of such return provided to Bank;

(d)	(i) On or before December 31, 2018 for the fiscal year of Borrowers ending December 31, 2017, and (ii) within 180 calendar days after the end of each fiscal year of Borrowers commencing December 31, 2018 and each fiscal year thereafter, Borrowers’ audited consolidated balance sheet and related statements of income, cash flows and retained earnings as of the end of and for such fiscal year, in each case prepared by a certified public accountant selected by Borrowers and reasonably acceptable to Bank; and a copy of such accountant’s management letter, if any. No financial statement shall include a disclaimer or qualified opinion or other adverse accountants’ report, except such as Bank in its sole discretion may determine to be immaterial; and

(e)	With the delivery of the monthly financial information required by Section 5.11(a) and at other times upon Bank’s request, a Compliance Certificate, substantially in the form of Exhibit A attached hereto, showing the calculation of the financial covenant in Section 5.13 as of the end of such fiscal month and if applicable, as of the end of the previous fiscal year; it being understood, that except as otherwise specifically set forth in Section 5.13, each Borrower must comply with the financial covenant set forth therein at all times.

5.12 Inspection of Properties, Collateral and Records; Fiscal Year. Each Borrower will permit representatives of Bank to visit and inspect any of the properties of such Borrower, audit and inspect any of the Collateral and examine any of the books and records of such Borrower (and make copies at such Borrower’s expense) wherever located, including, but not limited to, all manufacturers’ statements of origin, titles, demonstrator agreements, factory invoices, such Borrower’s purchase orders, buy-back agreements and other agreements with manufacturers, distributors or other sellers of Vehicles and all other instruments, documents and records at any reasonable time and as often as Bank may reasonably desire; and each Borrower shall assist Bank in so doing. Borrowers shall pay to Bank a fee in the amount of $300 per location for each audit, visit or inspection. Borrowers will not change their fiscal year.

5.13 Financial Covenant. As of the first day of each calendar month during the term of this Agreement (each a “Determination Date”), Borrowers’ Liquidity as of such Determination Date shall equal or exceed four (4) times the Three-Month Cash Burn Amount as of such date.

As used herein:

“Liquidity” means, as of any Determination Date, an amount equal to the sum of (i) cash that would appear on Borrowers’ consolidated balance sheet as unrestricted on such date plus (ii) the aggregate principal amount of loans that Borrowers could duly borrow and incur on such date and that, under the terms of the loan agreement for such loans, Borrowers may use for any general corporate or general working capital purpose (as opposed to loans that, under the terms of the loan agreement for such loans, Borrowers must use for a specific purpose), including, without limitation, loans under the Lithia Loan Agreement to the extent the conditions for drawing such loans have been satisfied.

“Three-Month Cash Burn Amount” means, as of any Determination Date, an amount equal to the decrease, if any, in the amount of cash and cash equivalents held by Borrowers and their Subsidiaries on such day as compared to the amount of cash and cash equivalents held by Borrowers and their Subsidiaries as of the first day of the month three months prior thereto.

5.14 GAAP. Except as otherwise provided in this Agreement or any other Loan Document, all accounting terms used in this Agreement or any other Loan Document shall be construed, and all accounting and financial information or computations shall be prepared or computed, in accordance with GAAP consistently applied.

5.15 Expenses and Attorneys’ Fees. Each Borrower will reimburse Bank for all attorneys’ fees of in-house and outside counsel and all other costs, fees and out-of-pocket disbursements incurred by Bank in connection with the preparation, execution, delivery, administration, defense and enforcement of this Agreement or any of the other Loan Documents, including fees and costs related to any waivers or amendments with respect thereto (examples of costs and fees include but are not limited to fees and costs for: filing, perfecting or confirming the priority of Bank’s lien, title searches or insurance, appraisals, environmental audits, and other reviews related to such Borrower, any collateral securing the Obligations, or the loans evidenced by the Loan Documents, if requested by Bank). Each Borrower will also reimburse Bank for all costs of collecting, preserving and/or liquidating any collateral securing the Obligations and all costs of litigation or arbitration commenced to enforce or construe any term of any Loan Document, before and after judgment, in any arbitration, trial, appellate proceeding, proceeding under any bankruptcy code or receivership, which costs shall include, without limitation, attorneys’ fees of in-house and outside counsel. Each Borrower specifically agrees to pay all out-of-pocket and allocated costs incurred by Bank for Collateral audits (i) to the extent reimbursement thereof is required by Bank; and (ii) to the extent such audits are conducted after the occurrence of a default.

5.16 Other Agreements. No Borrower is in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets, which such breach or default would have a material adverse effect on its financial condition or operations.

5.17 Agreements with Sellers. Each Borrower is and will continue to be in full compliance with all agreements between such Borrower and any distributor, wholesaler or other seller of Vehicles and all such agreements are in full force and effect.

5.18 Management. Each Borrower will maintain executive and management personnel with qualifications and experience at least comparable to current executive and management personnel.

5.19 Notification. Each Borrower will promptly notify Bank in writing of:

(a)	The occurrence of any default hereunder or under any other Loan Document, and if such default is then continuing, a certificate of such Borrower’s chief financial officer or other authorized officer setting forth the details thereof and the action which it is taking or proposes to take with respect thereto.

(b)	Any claim, lien, lawsuit, administrative proceeding or judgment involving $250,000 or more that is threatened, instituted or completed against any Borrower.

(c)	Any material change in the relationship between any Borrower and distributor or wholesaler under any Seller Agreement.

(d)	Any material adverse change in the financial condition of any Borrower.

(e)	Any material change in the condition or location of any collateral securing the Obligations.

(f)	Any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

5.20 Loans and Investments. No Borrower shall make or contract to make any loan, advance or extension of credit to any Person, or acquire any capital stock, assets, obligations, or other securities of, make any capital contributions to, or otherwise invest in or acquire any interest in any Person, or participate as a partner or joint venturer with any other Person; except:

(i) direct obligations of the United States of America or any agency thereof backed by the full faith and credit of the United States of America with maturities of one (1) year or less from the date of acquisition;

(ii) commercial paper with maturities of one hundred eighty (180) days or less of a domestic issuer rated at least “A-1” by Standard & Poor’s Rating Group, a division of McGraw-Hill Companies or “P-1” by Moody’s Investors Service, Inc.;

(iii) certificates of deposit with maturities of one (1) year or less from the date of acquisition issued by any commercial bank having capital and surplus in excess of $1,000,000,000;

(iv) investments existing on the date of this Agreement and disclosed on Schedule 5.20;

(v) so long as no default(as set forth in Section 7.1 of this Agreement) has occurred and is continuing, temporary advances to employees to cover incidental expenses to be incurred in the ordinary course of business, in an aggregate outstanding amount not to exceed $100,000 at any time;

(vi) loans to employees in the ordinary course of business and for tax liabilities in connection with stock option exercises in an aggregate amount not to exceed $300,000 at any time;

(vii) investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, or disputes with, customers or suppliers arising in the ordinary course of business;

(viii) deposit accounts maintained in the ordinary course of business;

(ix) capital expenditures in the ordinary course of business;

(x) investments made by any Borrower in any other Borrower or Shift Finance, LLC;

(xi) loans or advances to GT LLC, a company organized and existing under the laws of the country of Georgia, and a service provider to Borrowers, in an aggregate amount at any time outstanding not to exceed $300,000;

(xii) extensions of credit to customers made in the ordinary course of business and m connection with the sale or lease of inventory in the ordinary course of business; and

(xiii) other investments in an aggregate amount not to exceed $250,000 at any time outstanding.

5.21 Distributions. No Borrower shall declare or pay any dividends or distributions (other than dividends payable solely in capital stock) or purchase, redeem, retire, or otherwise acquire for value any of its capital stock or securities convertible into capital stock now or hereafter outstanding, or make any distribution of assets to stockholders as such whether in cash, assets, or in obligations of such Borrower, or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any capital stock, or make any other distribution by reduction of capital or otherwise in respect of any capital stock, or purchase or otherwise acquire for value any capital stock except (i) SOL can pay cash dividends to STI, and (ii) pursuant to repurchase plans upon an employee’s, consultant’s or director’s death or termination of employment provided the aggregate amount of all such repurchases does not exceed $250,000 in any fiscal year.

5.22 Borrower’s Name, Location; Notice of Location Changes. Each Borrower’s names and organizational structures have remained the same since formation, except that prior to November 7, 2014, Shift Technologies, Inc. was known as Shift Technologies Inc. during the past five years. Each Borrower will continue to use only the name set forth on the first page of this Agreement unless such Borrower gives Bank prior written notice of any changes. Furthermore, no Borrower shall do business under another name nor use any trade name without giving 10 calendar days’ prior written notice to Bank. No Borrower will change its registration to another state without prior written notice to Bank. Each Borrower’s address appearing on the signature page hereto is such Borrower’s chief executive office. No Borrower will change its chief executive office without prior written notice to Bank. At Bank’s request, Borrowers will provide Bank with evidence that no change in such Borrower’s name, location, jurisdiction of organization or organizational structure has occurred.

5.23 Location of Vehicles. Each Borrower shall keep all Financed Vehicles only at such Borrower’s regular dealer locations as approved from time to time by Bank. Each Borrower will provide Bank with thirty (30) days’ prior written notice of any new location where Financed Vehicles may be located.

5.24 Status of Collateral. All Collateral is genuine and validly existing. Except for items of insignificant value or as otherwise reflected in writing by Borrowers to Bank under a borrowing base or otherwise, (i) Collateral constituting inventory, equipment and fixtures is in good condition, not obsolete and is either currently saleable or usable; and (ii) Collateral constituting accounts, contract rights, notes, chattel paper and other third-party obligations to pay is fully enforceable in accordance with its terms and not subject to return, dispute, setoff, credit allowance or adjustment, except for discounts for prompt payment. Unless Borrowers provide Bank with written notice to the contrary, no Borrower has notice or knowledge of anything that would impair the ability of any third-party obligor to pay any debt to such Borrower when due.

5.25 Ownership; Maintenance of Collateral; Restrictions on Liens and Dispositions. Borrowers are the sole owners of the Collateral free of all liens, claims, other encumbrances and security interests except Permitted Liens (defined below). Each Borrower shall: (i) maintain the Collateral in good condition and repair (reasonable wear and tear excepted), and not permit its value to be impaired; (ii) not permit waste, removal or loss of identity of the Collateral; (iii) keep the Collateral free from all liens, executions, attachments, claims, encumbrances and security interests (other than Bank’s security interest and Permitted Liens); (iv) defend the Collateral against all claims and legal proceedings by Persons other than Bank and other Persons holding Permitted Liens; (v) pay and discharge when due all taxes, levies and other charges or fees upon the Collateral except for payment of taxes contested by such Borrower in good faith by appropriate proceedings so long as no levy or lien has been imposed upon the Collateral; (vi) not lease, sell or transfer the Collateral to any party nor move it to any new location outside of the ordinary course of business; (vii) not permit the Collateral, without the consent of Bank, to become a fixture or an accession to other goods; (viii) not permit the Collateral to be used in violation of any applicable law, regulation or policy of insurance; and, (ix) as to the Collateral consisting of instruments and chattel paper, preserve Bank’s rights in it against all other parties not holding Permitted Liens. Notwithstanding the above, each Borrower may sell, lease or transfer inventory in the ordinary course of its business provided that no sale, lease or transfer shall include any transfer or sale in satisfaction (partial or complete) of a debt owed by such Borrower; title will not pass to buyer until such Borrower physically delivers the goods to buyer or such Borrower ships the goods F.O.B. to buyer’s destination; and sales and/or leases to such Borrower’s affiliates shall be for fair market value, cash on delivery, with the proceeds of Financed Vehicles remitted to Bank. The following constitute the only “Permitted Liens”:

(a) liens in favor of Bank;

(b) liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided that Borrowers maintain adequate reserves in accordance with GAAP;

(c) liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of a Borrower’s business and imposed without action of such parties, provided that the payment thereof is not delinquent for more than 30 days or that is subject to a good faith dispute;

(d) liens arising from judgments, decrees or attachments in circumstances which do not constitute a default under Section 7.1 of this Agreement;

(e) the following pledges or deposits, to the extent made in the ordinary course of a Borrower’s business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

(f) liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums;

(g) liens in favor of Lithia securing Borrowers’ obligations under the Lithia Loan Agreement and obligations to reimburse Lithia for any payments made by Lithia under the Lithia Guaranty or any guaranty covering a Supplemental Floor Plan Facility;

(h) liens in favor of any lender arising under any Supplemental Floor Plan Facility on Supplemental Floor Plan Collateral provided that any such lender has entered into an intercreditor agreement in form and substance satisfactory to Bank in its reasonable discretion;

(i) liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods;

(j) liens in favor of financial institutions arising in connection with deposit or securities accounts held at such financial institutions, provided that such liens only secure fees and service charges and customary chargebacks or reversals of credits associated with such accounts;

(k) liens against cash to secure reimbursement obligations under corporate credit cards permitted under this Agreement;

(l) liens against cash to secure letter of credit reimbursement obligations permitted under this Agreement;

(m) liens existing on the date hereof and disclosed on Schedule 5.25;

(n) purchase money liens on any equipment or other fixed assets hereafter acquired or the assumption of any liens on any such property existing at the time of such acquisition, or a lien incurred in connection with any conditional sale or other title retention agreement or a capital lease;

(o) other liens not described above securing obligations other than indebtedness, provided that such liens do not secure obligations in excess of $250,000 in the aggregate at any time; and

(p) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described in clauses (f) and (g) above, provided that any extension, renewal or replacement lien shall be limited to the property encumbered by the existing lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

5.26 Maintenance of Security Interest; Purchase Money Security Interests. Each Borrower shall take any action requested by Bank to preserve the Collateral, to establish the value of the Collateral, and to establish the priority of, to perfect, to continue the perfection of or to enforce Bank’s interest in the Collateral and Bank’s rights under this Agreement; and shall pay all costs and expenses thereof. Each Borrower shall also cooperate with Bank in obtaining control (for purposes of perfection under the Uniform Commercial Code) of any Collateral consisting of deposit accounts, investment property, letter of credit rights, electronic chattel paper and any other collateral where Bank may obtain perfection through control. Each Borrower and Bank intend to maintain the full effect of any purchase money security interest granted in favor of Bank notwithstanding the fact that the Collateral so purchased is also pledged as security for other Obligations under the Loan Documents.

5.27 Collateral Records, Reports and Statements. Each Borrower shall keep accurate and complete records respecting the Collateral in such form as Bank may approve. At such times as Bank may require, each Borrower shall furnish to Bank any records and information Bank might require, including, without limitation, a statement certified by such Borrower and in such form and containing such information as may be prescribed by Bank showing the current status and value of the Collateral.

5.28 Chattel Paper; Instruments. Chattel paper and instruments (including, without limitation, all drafts, notes, acceptances, and other writings which evidence a right to the payment of money) shall be on forms satisfactory to Bank. Upon request of Bank, each Borrower shall promptly deliver all original chattel paper and instruments to Bank or, alternatively, at Bank’s option, promptly add a legend to all such chattel paper and all instruments indicating that such items have been “assigned to U.S. Bank National Association”.

5.29 Government Contracts. If any account debtor or contract obligor is the United States of America or any state or any department, agency or instrumentality of the United States or any state, then, at Bank’s request, each Borrower shall promptly notify Bank and execute and deliver to Bank all such additional documents and take all such additional steps as may be required by Bank to assign all payments due and to become due under such accounts and/or contract rights to Bank (including, without limitation, all documents that may be required under the Federal Assignment of Claims Act of 1940, as amended, or under any replacement act) and shall cooperate with Bank in obtaining the acknowledgment and acceptance of the assignment by the appropriate government officers.

5.30 Title Documents. During a default, Bank may require each Borrower to deliver all Title Documents to Bank. Until such time, all original Title Documents shall be maintained by each Borrower in a manner acceptable to Bank. All Title Documents shall be available for inspection by Bank at any reasonable time. If required by Bank during a default, Bank’s security interest shall be noted on all certificates of title. Notwithstanding the foregoing, (a) Bank’s security interest shall be noted on the Title Document covering any Financed Vehicle, if such notation is required to perfect a security interest in such Vehicle, and (b) all warehouse receipts, bills of lading and other negotiable documents of title shall be delivered to Bank.

5.31 Landlord Consents. Within ninety (90) days of this Agreement, each Borrower shall use commercially reasonable efforts to obtain and deliver to Bank an agreement, release and consent to the security interest of Bank in the Collateral, substantially in the form of Exhibit B attached hereto and incorporated herein by reference (each a “Landlord Consent”) from each owner or landlord of any real property leased by such Borrower as lessee.

5.32 [Reserved].

5.33 Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws; PATRIOT Act.

(a)	Each Borrower and its Subsidiaries, and to the knowledge of Borrower the directors, agents, officers and employees of such Borrower and its Subsidiaries, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of any Borrower, any Subsidiary or to the knowledge of such Borrower or such Subsidiary any of their respective directors, officers or employees is a Sanctioned Person. No Advance, use of proceeds or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions.

(b)	Neither the making of the Advances hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. Each Borrower and its Subsidiaries are in compliance in all material respects with the PATRIOT Act.

(c)	Each Borrower shall, and shall cause each Subsidiary to, provide such information and take such actions as are reasonably requested by Bank in order to assist Bank in maintaining compliance with the PATRIOT Act.

ARTICLE 6. RIGHTS AND DUTIES OF BANK

6.1 Authority to Perform for Borrower. Each Borrower presently appoints any officer of Bank as such Borrower’s attorney-in-fact (coupled with an interest and irrevocable while any Obligations remain unpaid) to do any of the following during the existence of a default by a Borrower hereunder: (i) to file, endorse or place the name of such Borrower on any invoice or document of title relating to accounts, drafts against customers, notes, acceptances, assignments of government contracts, instruments, financing statements, checks, drafts, money orders, insurance claims or payments or other documents evidencing payment or a security interest relating to the Collateral; (ii) to do all such other acts and things necessary to carry out such Borrower’s duties under this Agreement and the other Loan Documents; and (iii) to perfect, protect and/or realize upon Bank’s interest in the Collateral. If the Collateral includes funds or property in depository accounts, each Borrower authorize each of its depository institutions to remit to Bank, without liability to Borrowers, all of such Borrower’s funds on deposit with such institution upon written direction by Bank after default by any Borrower hereunder. All acts by Bank are hereby ratified and approved, and Bank shall not be liable for any acts of commission or omission, or for any errors of judgment or mistakes of fact or law.

6.2 Verification and Notification; Bank’s Rights. Bank may verify Collateral in any manner, and Borrowers shall assist Bank in so doing. During the existence of a default hereunder, Bank may at any time and Borrowers shall, upon request of Bank, notify the account debtors to make payment directly to Bank; and Bank may enforce collection of, sell, settle, compromise, extend or renew the indebtedness of such account debtors; all without notice to or the consent of Borrowers. Until such account debtors are so notified, Borrowers, as agents of Bank, shall make collections on the Collateral. Bank may at any time notify any bailee possessing Collateral to tum over the Collateral to Bank.

6.3 Collateral Preservation. Bank shall use reasonable care in the custody and preservation of any Collateral in its physical possession but in determining such standard of reasonable care, each Borrower expressly acknowledges that Bank has no duty to: (i) insure the Collateral against hazards; (ii) ensure that the Collateral will not cause damage to property or injury to third parties; (iii) protect it from seizure, theft or conversion by third parties’ claims or acts of God; (iv) give to Borrowers any notices received by Bank regarding the Collateral; (v) perfect or continue perfection of any security interest in favor of Borrowers; (vi) perform any services, complete any work-in-process or take any other action in connection with the management or maintenance of the Collateral or preserve the value of any Collateral; (vii) sue or otherwise effect collection upon any accounts even if Bank shall have made a demand for payment upon individual account debtors; or (viii) preserve any rights against any prior party to any chattel paper or instrument of which Bank has possession or control. Notwithstanding any failure by Bank to use reasonable care in preserving the Collateral, each Borrower agrees that Bank shall not be liable for consequential or special damages arising therefrom.

6.4 Credit Balances; Setoff. As additional security for the payment of the Obligations, each Borrower hereby grants to Bank a security interest in, a lien on and an express contractual right to set off against all depository account balances, cash and any other property of Borrowers now or hereafter in the possession of Bank and the right to refuse to allow withdrawals from any account (collectively “Setoff’). Bank may at any time during the existence of a default hereunder (notwithstanding any notice requirements under this or other agreements between any Borrower and Bank) Setoff against the Obligations whether or not the Obligations (including future installments) are then due or have been accelerated, all without any advance or contemporaneous notice or demand of any kind to Borrowers, such notice and demand being expressly waived. Bank will endeavor to provide notice to Borrowers after any such setoff, provided that Bank’s failure to provide any such notice shall not in any manner impact Bank’s rights and remedies under this Section 6.4.

6.5 Expenditures by Bank. If any Borrower fails to discharge or pay when due any amounts any Borrower is required to pay or discharge under this Agreement or if any Borrower fails to obtain and maintain any required insurance, Bank may (but shall not be obligated to) discharge or pay all taxes, liens, security interests, encumbrances and other claims at any time levied or placed on the Collateral and pay all costs for insuring, maintaining and preserving the Collateral. Any insurance obtained by Bank may, at Bank’s option, be “single interest insurance” covering only Bank’s interest in the Collateral. All such expenditures incurred or paid by Bank will become a part of the Obligations and will be payable on demand, together with interest at the highest rate applicable to the Obligations from the date incurred or paid by Bank to the date of repayment by Borrowers. Any action by Bank hereunder shall not be construed as curing any default so as to bar Bank from any remedy that it would otherwise have.

ARTICLE 7. DEFAULTS

7.1 Defaults. Notwithstanding any cure periods described below, Borrowers will immediately notify Bank in writing when any Borrower obtains knowledge of the occurrence of any default specified below. Regardless of whether any Borrower has given the required notice, the occurrence of one or more of the following will constitute a default:

(a)	Nonpayment. Any Borrower shall fail to pay (i) any interest or any fees, charges, costs or expenses under the Loan Documents by 5 calendar days after the same becomes due or (ii) any outstanding principal amount under this Agreement or any of the Loan Documents when due.

(b)	Nonperformance. Any Borrower or any Guarantor or other Loan Party shall fail to perform or observe any agreement, term, provision, condition, or covenant (other than a default otherwise specifically described in this Section 7.1) required to be performed or observed by any Borrower, any Guarantor or other Loan Party hereunder or under any other Loan Document and, if capable of cure, such default continues for more than thirty (30) days after Bank mails written notice to Borrower of such default.

(c)	Misrepresentation. Any financial information, statement, certificate, representation or warranty given to Bank by any Borrower, any Guarantor or other Loan Party (or any of their representatives) in connection with entering into this Agreement or any other Loan Document and/or any borrowing hereunder or thereunder, or required to be furnished under the terms hereof or thereof, shall prove untrue or misleading in any material respect (as determined by Bank in the exercise of its reasonable judgment) as of the time when given.

(d)	Default on Other Obligations. Borrowers shall be in default under the terms of any loan agreement, promissory note, lease, conditional sale contract or other agreement, document or instrument evidencing, governing or securing any indebtedness owing by any Borrower to Bank or any affiliate of Bank or U.S. Bancorp, or any indebtedness in excess of $250,000 in the aggregate owing by Borrowers to any third party, and the period of grace, if any, to cure said default shall have passed.

(e)	Judgments. Any judgment shall be obtained against Borrowers which, together with all other outstanding unsatisfied judgments against Borrowers, shall exceed the sum of $250,000 in the aggregate for Borrowers (in excess of insurance coverage) and shall remain unvacated, unbonded or unstayed for a period of 30 calendar days following the date of entry thereof.

(f)	Inability to Perform; Bankruptcy/Insolvency. (i) Any Borrower or any Guarantor shall die or cease to exist; or (ii) any Guarantor shall attempt to revoke or repudiate any Guaranty; or (iii) any Guaranty or other Loan Document ceases to be or is asserted not to be in full force and effect, or becomes or is asserted to be unenforceable; or (iv) any bankruptcy, insolvency or receivership proceedings, or an assignment for the benefit of creditors, shall be commenced under any federal or state law by or against any Borrower or any Guarantor or any other Loan Party; or (v) any Borrower or any Guarantor is unable or admits in writing its inability to pay its debts as they mature.

(g)	Adverse Change; Insecurity. (i) There is a material adverse change in the business, properties, financial condition or affairs of any Borrower or any Guarantor, or in any collateral securing the Obligations; or (ii) Bank in good faith deems itself insecure.

(h)	Default under Seller Agreements. Any Loan Party fails to pay, perform or comply with any term, condition or obligation in any Seller Agreement, or any Seller Agreement ceases to be, or is asserted by any Person not to be, in full force and effect.

(i)	Change in Control. The occurrence of a Change in Control.

7.2 Termination of Loans; Additional Bank Rights. Upon the occurrence of any of the events identified in Section 7.1, Bank may at any time (notwithstanding any notice requirements or grace/cure periods under this or other agreements between any Borrower and Bank) (i) immediately terminate its obligation, if any, to make additional loans to any Borrower; (ii) Setoff, and/or (iii) take such other steps to protect or preserve Bank’s interest in any collateral securing the Obligations, including without limitation, notifying account debtors to make payments directly to Bank, advancing funds to protect any collateral securing the Obligations and insuring collateral securing the Obligations at each Borrower’s expense; all without demand or notice of any kind, all of which are hereby waived.

7.3 Acceleration of Obligations. Upon the occurrence of any of the events identified in Section 7.1 (other than Section 7.l(f)), and the passage of any applicable cure periods, Bank may at any time thereafter, by written notice to Borrowers, declare the unpaid principal balance of any Obligations, together with the interest accrued thereon and other amounts accrued hereunder and under the other Loan Documents, to be immediately due and payable; and the unpaid balance will thereupon be due and payable, all without presentation, demand, protest or further notice of any kind, all of which are hereby waived. Upon the occurrence of any event under Section 7.l(f), the unpaid principal balance of any Obligations, together with all interest accrued thereon and other amounts accrued hereunder and under the other Loan Documents, will thereupon be immediately due and payable, all without presentation, demand, protest or notice of any kind, all of which are hereby waived, and notwithstanding anything to the contrary contained herein or in any of the other Loan Documents. Nothing contained in this Article will limit Bank’s right to Setoff as provided in this Agreement or any set off rights otherwise available to Bank in law or by agreement.

7.4 Additional Remedies. In addition to the remedies for default set forth above or in the other Loan Documents, Bank shall have all other rights and remedies for default provided by the Uniform Commercial Code, as well as any other applicable law, INCLUDING, WITHOUT LIMITATION, THE RIGHT TO REPOSSESS, RENDER UNUSABLE AND/OR DISPOSE OF THE COLLATERAL WITHOUT JUDICIAL PROCESS. The rights and remedies specified herein are cumulative and are not exclusive of any rights or remedies which Bank would otherwise have. With respect to such rights and remedies:

(a)	Assembling Collateral; Storage; Use of a Borrower’s Name/Other Property. Bank may require any Borrower to assemble the Collateral and to make it available to Bank at any convenient place designated by Bank. Each Borrower recognizes that Bank will not have an adequate remedy in law if this obligation is breached and, accordingly, such Borrower’s obligation to assemble such Collateral shall be specifically enforceable. Bank shall have the right to take immediate possession of any Collateral and each Borrower irrevocably authorizes Bank to enter any of the premises wherever such Collateral shall be located and to store, repair, maintain, assemble, manufacture, advertise and sell, lease or dispose of (by public sale or otherwise) the same on said premises until sold, all without charge or rent to Bank. Bank is hereby granted an irrevocable license to use, without charge, each Borrower’s equipment, inventory, labels, patents, copyrights, franchises, names, trade secrets, trade names, trademarks and advertising matter and any property of a similar nature; and each Borrower’s rights under all licenses and franchise agreements shall inure to Bank’s benefit. Further, each Borrower releases Bank from obtaining a bond or surety with respect to any repossession and/or disposition of the Collateral.

(b)	Notice of Disposition. Written notice, when required by law, sent to any address of a Borrower in this Agreement, at least 10 calendar days (counting the day of sending) before the date of a proposed disposition of the Collateral is reasonable notice. Notification to account debtors by Bank shall not be deemed a disposition of the Collateral.

(c)	Possession of Collateral/Commercial Reasonableness. Bank shall not, at any time, be obligated either to take or retain possession or control of the Collateral. With respect to Collateral in the possession or control of Bank, each Borrower and Bank agree that as a standard for determining commercial reasonableness, Bank need not liquidate, collect, sell or otherwise dispose of any of the Collateral if Bank believes, in good faith, that disposition of the Collateral would not be commercially reasonable, would subject Bank to third-party claims or liability, that other potential purchasers could be attracted or that a better price could be obtained if Bank held the Collateral for up to one year; and Bank shall not then be deemed to have retained the Collateral in satisfaction of the Obligations. Bank may sell Collateral without giving any warranties and may specifically disclaim any warranties of title or the like. Furthermore, Bank may sell the Collateral on credit (and reduce the Obligations only when payment is received from the buyer), at wholesale and/or with or without an agent or broker; and Bank need not complete, process or repair the Collateral prior to disposition.

7.5 Other Remedies. Nothing herein is intended to restrict Bank’s rights under any of the Loan Documents or at law, including its rights with respect to any Collateral in accordance with any applicable intercreditor agreement to which Bank is a party, and Bank may exercise all such rights and remedies as and when they are available.

ARTICLE 8. MISCELLANEOUS

8.1 Delay; Waiver; Cumulative Remedies. No delay or omission on the part of Bank in exercising any right, power or privilege hereunder or under any of the other Loan Documents and no course of dealing between the Borrowers and the Bank, the making of any Advances hereunder or the acceptance by the Bank at any time or from time to time of partial payment on the Obligations will operate as a waiver of such right, power or privilege, nor will any single or partial exercise of any right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege. Bank may waive any default at any time after the occurrence of such default without waiving any other subsequent or prior default. No waiver of any default (whether or not Bank knows or should have known of such default) or consent to any departure by the Borrowers from any of the terms of this Agreement shall be deemed to have occurred unless Bank has expressly agreed in writing. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed and delivered by the Bank. Any such waiver of any provision of this Agreement, and any consent to any departure by the Borrower from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrowers not required hereunder shall in any event entitle the Borrowers to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Bank to any other or further action in any circumstances without notice or demand. The rights and remedies herein specified are cumulative and are not exclusive of any rights or remedies which Bank would otherwise have at law or in equity or otherwise by any other instrument, document, or agreement now existing or hereafter arising.

8.2 Relationship to Other Documents. The warranties, covenants and other obligations of Borrowers (and the rights and remedies of Bank) that are outlined in this Agreement and the other Loan Documents are intended to supplement each other. In the event of any inconsistencies in any of the terms in the Loan Documents, all terms will be cumulative so as to give Bank the most favorable rights set forth in the conflicting documents, except that if there is a direct conflict between any preprinted terms and specifically negotiated terms (whether included in an addendum or otherwise), the specifically negotiated terms will control.

8.3 Participations; Guarantors. Each Borrower agrees that Bank may, at its option, sell all or any interests in this Agreement and other Loan Documents to other Persons (each a “Participant”), and in connection with such sales (and thereafter) disclose any information (financial or otherwise) Bank may have concerning any Borrower to any such Participant or potential Participant instructed to keep the information confidential. Borrowers also agree that, from time to time, Bank may, in its discretion and without obligation to any Borrower, any Guarantor, surety or other accommodation party or any other Loan Party, disclose information about a Borrower and the loans evidenced by the Loan Documents to any Guarantor, surety or other accommodation party or any other Loan Party. This provision does not obligate Bank to supply any information or release any Borrower from the obligation to provide such information, and each Borrower agrees to keep all Guarantors and other Loan Parties advised of its financial condition and other matters which may be relevant to such Guarantor’s or other Loan Party’s obligations to Bank.

8.4 Successors. The rights, options, powers and remedies granted in this Agreement and the other Loan Documents will extend to Bank and to its successors and assigns, will be binding upon Borrowers and their respective successors and assigns and will be applicable hereto and to all renewals and/or extensions hereof. No Borrower may assign or transfer any of its rights or obligations under any Loan Documents without the prior written consent of Bank. Bank may assign its rights or obligations under any of the Loan Documents, provided, however, that so long as no default or event of default has occurred under this Agreement, Borrowers’ consent must be obtained for any such assignment, such consent not to be unreasonably withheld or delayed.

8.5 Indemnification. Except for harm arising from Bank’s willful misconduct or gross negligence as determined by a court of competent jurisdiction in a final nonappealable order, each Borrower hereby indemnifies and agrees to defend and hold Bank harmless from any and all losses, costs, damages, claims and expenses of any kind suffered by or asserted against Bank relating to claims by third parties arising out of the financing provided under the Loan Documents or related to any collateral securing the Obligations (including, without limitation, any Borrower’s failure to perform its obligations relating to any environmental matters). This indemnification and hold harmless provision will survive the termination of the Loan Documents and the satisfaction of the Obligations.

8.6 Notice of Claims Against Bank; Limitation of Certain Damages. In order to allow Bank to mitigate any damages to any Borrower from Bank’s alleged breach of its duties under the Loan Documents or any other duty, if any, to any Borrower, each Borrower agrees to give Bank written notice of any claim or defense it has against Bank, whether in tort or contract, relating to any action or inaction by Bank under the Loan Documents, or the transactions related thereto, or of any defense to payment of the Obligations for any reason. Each Borrower agrees to provide such notice to Bank within 60 days after such Borrower has knowledge of such action or inaction by Bank or has knowledge of such defense to payment. The requirement of providing such notice to Bank represents such Borrower’s agreed-to standard of performance. If a Borrower does not timely deliver such notice to Bank, such Borrower shall not assert and shall be deemed to have waived any such claim or defense. Notwithstanding any claim that a Borrower may have against Bank, Bank will not be liable to any Borrower for consequential and/or special damages arising therefrom.

8.7 Notices. Although any notice required to be given hereunder or under any of the other Loan Documents might be accomplished by other means, notice will always be deemed given when hand-delivered, deposited in the United States Mail, with postage prepaid, sent by overnight delivery service, or sent by telex or facsimile, in each case to the address set forth below or as amended from time to time by written notice to the other party or parties to this Agreement.

8.8 Order of Payments; Application of Proceeds. Payments due hereunder and under other Loan Documents will be made in lawful money of the United States, and Bank is authorized to charge payments due under the Loan Documents against any account of Borrowers with Bank. All payments may be applied by Bank to principal, interest and other amounts due under the Loan Documents in any order which Bank elects.

8.9 Applicable Law and Jurisdiction; Interpretation. This Agreement and all other Loan Documents will be governed by and interpreted in accordance with the internal laws of the State of Oregon, except to the extent superseded by federal law. Invalidity of any provisions of this Agreement will not affect any other provision. BORROWERS HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITUATED IN THE COUNTY OR FEDERAL JURISDICTION OF THE STATE OF OREGON, AND WAIVES ANY RIGHT TO CLAIM THAT THE FORUM IS NOT CONVENIENT, WITH REGARD TO ANY ACTIONS, CLAIMS, DISPUTES OR PROCEEDINGS RELATING TO THIS AGREEMENT, ANY PROMISSORY NOTE, THE COLLATERAL, ANY OTHER LOAN DOCUMENT, OR ANY TRANSACTIONS ARISING THEREFROM, OR ENFORCEMENT AND/OR INTERPRETATION OF ANY OF THE FOREGOING. Nothing herein will affect Bank’s rights to serve process in any manner permitted by law, or limit Bank’s right to bring proceedings against any Borrower in the competent courts of any other jurisdiction or jurisdictions. This Agreement, the other Loan Documents and any amendments hereto (regardless of when executed) will be deemed effective and accepted only upon Bank’s receipt of the executed originals thereof.

8.10 Waiver of Jury Trial. EACH BORROWER AND BANK HEREBY JOINTLY AND SEVERALLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS THEREUNDER, ANY COLLATERAL SECURING THE OBLIGATIONS, OR ANY TRANSACTION ARISING THEREFROM OR CONNECTED THERETO. EACH BORROWER AND BANK EACH REPRESENTS TO THE OTHER THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

8.11 Joint and Several Liability.

(a) If there is more than one Borrower, the liability of Borrowers will be joint and several, and each reference to “Borrower” will be deemed to refer to all Borrowers jointly and severally.

8.12 Guaranty Provisions.

(a) Each Borrower hereby agrees that it is jointly and severally liable for all of the Liabilities as a primary obligor and not merely as surety. Each Borrower hereby absolutely and unconditionally guarantees to Bank, the prompt payment and performance when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations, including, without limitation, all court costs and attorneys’ and paralegals’ fees and expenses, and all other costs paid or incurred by Bank in endeavoring to collect all or any part of the Obligations from, or in prosecuting any action against, any Loan Party (such guaranteed liabilities and obligations are the “Guaranteed Liabilities”). Each Borrower further agrees that the Guaranteed Liabilities may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. The guaranty provided hereunder is a guaranty of payment and not of collection. Each Borrower waives any right to require Bank to sue any other Borrower, or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Liabilities. Each Borrower is jointly and severally liable for all amounts due to Bank under this Agreement and the other Loan Documents, regardless of which Borrower actually receives the benefit of the Advances or other extensions of credit hereunder or the amount of such Advances received or the manner in which Bank accounts for such Advances or other extensions of credit on its books and records. Each Borrower acknowledges that such Borrower is jointly and severally liable for such Advances issued by Bank.

(b) Bank shall not be required or obligated to take any of the following action prior to pursuing any rights or remedies Bank may have against any Borrower: (1) take any action to collect from, or to file any claim of any kind against, any other Borrower or any other person or entity liable, jointly or severally, for the full and timely payment and performance of the Guaranteed Liabilities; (2) take any steps to protect, enforce, take possession of, perfect any interest in, foreclose or realize on any collateral or security, if any, securing the Guaranteed Liabilities; or (3) in any other respect, exercise any diligence whatsoever in enforcing, collecting or attempting to collect any of the Guaranteed Liabilities by any means.

(c) Each Borrower unconditionally and irrevocably waives each and every defense (other than the indefeasible payment and satisfaction in full in cash of the Guaranteed Liabilities) which would otherwise impair, restrict, diminish or affect any of the Guaranteed Liabilities. Without limiting the foregoing, Bank shall have the exclusive right from time to time without impairing, restricting, diminishing or affecting any of the Guaranteed Liabilities, and without notice of any kind to all Borrowers, to (1) provide additional financial accommodations to any Borrower; (2) accept partial payments on the Guaranteed Liabilities; (3) take and hold collateral or security to secure the Guaranteed Liabilities, or take any other guaranty to secure the Guaranteed Liabilities; (4) in its sole discretion, apply any such collateral or security, and direct the order or manner of sale thereof, and the application of the proceeds thereof; (5) release any Borrower or other co-obligor of the Guaranteed Liabilities; and (6) settle, release, compromise, collect or otherwise liquidate the Guaranteed Liabilities or exchange, enforce, sell, lease, use, maintain, impair and release any collateral or security therefor in any manner, without affecting or impairing any of the Guaranteed Liabilities hereunder.

(d) Each Borrower hereby unconditionally waives (1) notice of any default by any Borrower in the full and prompt payment and performance of the Guaranteed Liabilities, and (2) presentment, notice of dishonor, protest, demand for payment and any other notices of any kind.

(e) Each Borrower assumes full responsibility for keeping informed of (1) the financial condition of the other Borrowers; (2) the extent of the Guaranteed Liabilities; and (3) all other circumstances bearing upon the other Borrowers or the risk of non-payment of the Guaranteed Liabilities. Each Borrower agrees that Bank shall have no duty or obligation to advise, furnish or supply such Borrower of or with any information known to Bank, including, but not limited to, the financial condition of the other Borrowers, any other circumstances relating to non-payment of the Guaranteed Liabilities or otherwise. If Bank, in its sole discretion, provides any advice or information to any Borrower, Bank shall be under no obligation to investigate the matters contained in such advice or information, or to correct such advice or information if Bank thereafter knows or should have known that such advice or information is misleading or untrue, in whole or in part, or to update or provide any other advice or information in the future.

(f) Each Borrower acknowledges and agrees that it may have a right of indemnification, subrogation, contribution and reimbursement from the other Borrowers or Bank based upon its execution of this Loan Agreement. Each Borrower understands the benefits of having such rights, including, but not limited to, (1) such Borrower’s right to reimbursement from the other Borrowers of all monies expended for the payment of the Guaranteed Liabilities; and (2) such Borrower’s subrogation to the rights of Bank after payment of the Guaranteed Liabilities. No Borrower shall exercise any such rights of indemnification, subrogation, contribution or reimbursement from the other Borrowers or Bank prior to the indefeasible payment and satisfaction in full to Bank of the Guaranteed Liabilities.

(g) Each Borrower appoints each other Borrower as its agent for all purposes relevant to this Loan Agreement and the Other Agreements, including, without limitation, the giving and receipt of notices and execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all of the Borrowers or any Borrower acting singly, shall be valid and effective if given or taken only by one Borrower, whether or not the other Borrowers join therein.

(h) The successful operation and condition of each of the Borrowers is dependent on the continued successful performance of the functions of the group of the Borrowers as a whole and the successful operation of each of the Borrowers is dependent on the successful performance and operation of each other Borrower. Each Borrower expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Borrowers and (ii) the credit extended by the Bank to Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Borrower acknowledges and agrees that the proceeds of any Advances made to Borrowers that are subsequently advanced to such Borrower will be used by such Borrower for its working capital and accordingly each such Borrower is benefitted by the Advances provided by Bank to Borrowers hereunder. Each Borrower has determined that execution, delivery, and performance of this Loan Agreement and any other Loan Documents to be executed by such Borrower is within its purpose, will be of direct and indirect benefit to such Borrower, and is in its best interest.

(i) Notwithstanding any provision of the guaranty set forth in this Section 8.12 (this “Guaranty”) to the contrary, it is intended that this Guaranty, and any Liens granted by each Borrower to secure this Guaranty, not constitute a “Fraudulent Conveyance” (as defined below). Consequently, each Borrower agrees that if this Guaranty, or any liens or security interests securing this Guaranty, would, but for the application of this sentence, constitute a Fraudulent Conveyance, this Guaranty and each such Lien shall be valid and enforceable only to the maximum extent that would not cause this Guaranty or such Lien to constitute a Fraudulent Conveyance, and this Guaranty shall automatically be deemed to have been amended accordingly at all relevant times. For purposes hereof, “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of the “Bankruptcy Code” (as hereinafter defined) or a fraudulent conveyance or fraudulent transfer under the provisions of any applicable fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

(j) Notwithstanding the foregoing, no Borrower shall be deemed to be a guarantor of any Swap Obligations of any other Borrower owing to Bank if such Borrower is not an “Eligible Contract Participant” as defined in §l(a)(18) of the Commodity Exchange Act and the applicable rules issued by the Commodity Futures Trading Commission and/or the Securities and Exchange Commission (collectively, and as now or hereafter in effect, “the ECP Rules”) to the extent that the providing of such guaranty by such Borrower would violate the ECP Rules or any other applicable law or regulation.

8.13 Sharing of Information with Affiliates. Each Borrower hereby consents to the sharing of information concerning or provided by such Borrower or its affiliates by and among Bank, U.S. Bancorp, and their present and future affiliates, and their respective present and future officers, directors, employees, agents and advisors.

8.14 Additional Acts. Upon request by Bank, Borrowers will, and will cause each other Loan Party to, from time to time provide such information (including without limitation copies of Seller Agreements), execute such documents and do such acts as may reasonably be required by Bank in connection with any indebtedness or obligations of any Loan Party to Bank.

8.15 Documents Satisfactory to Bank. All information, documents and instruments required to be executed or delivered to Bank shall be in form and substance satisfactory to Bank.

8.16 Attachments. All documents attached hereto, including any appendices, schedules, riders, and exhibits to this Agreement, are hereby expressly incorporated into this Agreement by reference.

8.17 References. References to this Agreement, any Security Document or any other Loan Document shall mean such Loan Document as amended, modified, supplemented or extended from time to time, and any number of substitutions, renewals and replacements thereof or therefor.

8.18 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of said counterparts taken together shall constitute one document.

8.19 Copies. Each Borrower hereby acknowledges the receipt of a copy of this Agreement and all other Loan Documents. Bank may, on behalf of any Borrower, create a microfilm or optical disk or other electronic image of this Agreement and any or all of the Loan Documents. Bank may store the electronic image of such Agreement and Loan Documents in its electronic form and then destroy the paper original as part of Bank’s normal business practices, with the electronic image deemed to be an original.

8.20 Integration. This Agreement supersedes and replaces any previous loan agreements or letters of understanding relating to Borrowers’ flooring lines of credit with Bank. This Agreement and the promissory notes, if any, executed by Borrowers in connection with this Agreement may renew promissory notes previously executed by Borrowers but shall not be deemed to be in satisfaction of, or to constitute a novation of, such previously executed promissory notes. Except as amended, renewed, or replaced in writing prior to or concurrently with this Agreement, all terms and conditions of any existing Loan Documents remain in full force and effect.

8.21 Entire Agreement; Modification. This Agreement constitutes the entire understanding and agreement of the parties as to the matters set forth herein. No modification or amendment to this Agreement shall be effective unless in writing signed by the party or parties sought to be charged or bound by such modification or amendment.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY US CONCERNING ANY LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY US TO BE ENFORCEABLE.

Signature pages follow.

SHIFT TECHNOLOGIES, INC.		U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Irakly George Arison Areshidze	By:	/s/ Gilmore Hector
Name:	Irakly George Arison Areshidze	Name:	Gilmore Hector
Title:	Co-Chief Executive Officer	Title:	Vice President

Address:	2500 Market Street	Address:	Dealer Commercial Services
	San Francisco, CA 94114		13010 SW 68th Pkwy, Ste. 100
Portland, OR 97223

Telecopier:	(___) ____-______	Telecopier:	503-603-2961

SHIFT OPERATIONS LLC

By: Shift Technologies, Inc., Managing Member

By:	/s/ Irakly George Arison Areshidze
Name:	Irakly George Arison Areshidze
Title:	Co-Chief Executive Officer

Address:	2500 Market Street
San Francisco, CA 94114

Telecopier:	(___) ____-______

Notice of Force Placed Insurance. Oregon law requires the following warning:

WARNING

Unless you (Borrower) provide us (Bank) with evidence of insurance coverage as required by our loan agreement, we may purchase insurance at your expense to protect our interest. This insurance may, but need not, also protect your interest. If the collateral becomes damaged, the coverage we purchase may not pay any claim you make or any claim made against you. You may later cancel this coverage by providing evidence that you have obtained property coverage elsewhere.

You are responsible for the cost of any insurance purchased by us. The cost of this insurance may be added to your loan balance. If the cost is added to your loan balance, the interest rate on the underlying loan will apply to this added amount. The effective date of coverage may be the date your prior coverage lapsed or the date you failed to provide proof of coverage.

The coverage we purchase may be considerably more expensive than insurance you can obtain on your own and may not satisfy any need for property damage coverage or any mandatory liability insurance requirements imposed by applicable law.

By signing below, the undersigned Borrower acknowledges receipt of the above notice as of 10/11/18.

Date:	October 11, 2018	/s/ Irakly George Arison Areshidze
		Printed Name:	Irakly George Arison Areshidze
Co-Chief Executive Officer

EXHIBIT A

Compliance Certificate

This Compliance Certificate is executed and delivered by SHIFT TECHNOLOGIES, INC., a Delaware corporation (“STI”), and SHIFT OPERATIONS LLC, a Delaware limited liability company (“SOL” and together with STI, individually referred to herein as a “Borrower” and collectively “Borrowers”) to U.S. BANK NATIONAL ASSOCIATION (“Bank”) pursuant to the requirements of the Loan and Security Agreement dated as of October 11, 2018, among Borrowers and Bank (“Loan Agreement”). Any capitalized terms used herein and not defined herein shall have the meanings given to such terms in the Loan Agreement. This Compliance Certificate shows the calculation of the financial covenants as of _________, ______ (“Calculation Date”).

Attached are the calculations showing whether Borrowers were in compliance with Section 5.13 of the Loan Agreement as of the Calculation Date. Each such calculation is derived from Borrowers’ books and records and correctly reflects whether Borrowers are in compliance with the applicable provisions of the Loan Agreement.

This Compliance Certificate is executed on ___________, __________.

SHIFT TECHNOLOGIES, INC.

By:
Name:
Title:

SHIFT OPERATIONS LLC

By: Shift Technologies, Inc., its Managing Member

By:
Name:
Title:

EXHIBIT B

LESSOR’S/LANDLORD’S CONSENT

U.S. BANK NATIONAL ASSOCIATION (hereinafter “Bank”), whose address is 13010 SW 68th Pkwy Ste. 100, Portland, OR 97223 I PD-OR-LEAS, Attn: Dealer Commercial Services, has or is about to acquire a security interest in the following property (hereinafter the “Collateral”) of the lessee(s) identified below (hereinafter the “Lessee”):

All of the following whether now owned or existing or hereafter created or acquired, wheresoever located, together with all additions and accessions thereto and all proceeds and products thereof. All inventory, including all goods held for sale, lease or demonstration or to be furnished under contracts of service, goods leased to others, trade-ins and repossessions, raw materials, work-in-process and materials and supplies used or consumed in Lessee’s business; all equipment and fixtures, all spare and repair parts, all tools, all accessions, parts and all appurtenances.

Some or all of the Collateral may now or hereafter be located at _____________________________ (hereinafter the “Premises”) which is subject to a lease and/or agreement (hereinafter the “Lease”) by and between the undersigned (hereinafter the “Lessor”) and the Lessee. A copy of said Lease (if in writing) is annexed hereto as Attachment A.

Lessor hereby irrevocably and unconditionally disclaims any and all interest, claim or right in and to the Collateral however arising (including, without limitation, any lien for rent or otherwise against the Collateral provided or allowed under applicable state law) while the Lessee is indebted to Bank; agrees not to foreclose or levy against the Collateral while the Lessee is indebted to Bank; and waives any claim against Bank based on marshalling of assets or other equitable principles.

Upon reasonable prior notice, Bank may enter the Premises and inspect, maintain, store, sell and remove the Collateral without bond or surety or court order, provided that any damage to the Premises caused by said removal (reasonable wear and tear excepted) shall be the responsibility of the Lessee and Bank. Lessor also agrees to provide Bank with a copy of any notice of default or termination of the Lease given to Lessee. If Lessor obtains possession of the Premises and any Collateral remains on the Premises, Bank shall be entitled to lease that part of the Premises where the Collateral is located for up to thirty (30) days for the purpose of storing, selling and/or processing such Collateral, and Bank agrees to pay the monthly rental stated in the Lease for such use of the Premises for each month.

Lessor represents to Bank that he/she/it has the authority to enter into this agreement with Bank and, furthermore, that Lessor knows of no other parties who could claim an interest in the Collateral through Lessor. Lessor will retain a copy of this agreement for Lessor’s records.

This agreement constitutes the entire agreement of the parties, and its terms shall not be modified or waived except by a writing signed by Bank and Lessor. The validity, interpretation and enforcement of this agreement shall be governed by and interpreted in accordance with the laws of the state where the Premises is located.

All documents attached hereto, including any appendices, schedules, riders, and exhibits to this Lessor’s/Landlord’s Consent, are hereby expressly incorporated by reference.

Dated:

[LANDLORD]

By
Name:
Title:

LESSEE’S WAIVER

The undersigned, Lessee, hereby consents to the foregoing in its entirety; and waives any claims against Lessor for complying with the terms of the foregoing agreement or acting at the request of Bank.

[_______________________] (“Lessee”)

By
Name:
Title:

ATTACHMENT A

(Attach Lease)

SCHEDULE 5.7

PERMITTED INDEBTEDNESS

None

SCHEDULE S.20

PERMITTED INVESTMENTS

STI has made a loan in the amount of $246,820.57 to Co-Chief Executive Officer Tobias Russell to satisfy a portion of the exercise price of certain of his stock options and related withholding taxes. The loan is evidenced by a nine-year partial recourse promissory note and secured by a stock pledge agreement both dated July 30, 2018.

SCHEDULE 5.25

PERMITTED LIENS

None